Coopers                                           Coopers & Lybrand L.L.P.
& Lybrand                                         a professional services firm



                       Consent of Independent Accountants




To the Trustees of Scudder Investment Trust:

We consent to the inclusion in Post-Effective Amendment No. 97 to the Registration Statement of Scudder Dividend & Growth Fund on Form N-1A, of our report dated May 28, 1998 on our audit of the Statement of Assets and Liabilities of the Scudder Dividend & Growth Fund as of May 26, 1998.

We also consent to the reference to our Firm under the caption, "Experts."



                                                 /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                            Coopers & Lybrand L.L.P.
May 28, 1998






    Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.